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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation

     We consent to the use of our report dated February 6, 1997, relating to the balance sheet of YieldUP International Corporation as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, and to the references to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

     Our report dated February 6, 1997, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

San Jose, California
February   , 1997